UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934




                             Callidus Software Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.001 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    13123E500
                  --------------------------------------------
                                 (CUSIP Number)





                                December 31, 2003
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)



                               Page 1 of 21 pages

-----------------------
  CUSIP No. 13123E500                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Goldman Sachs Group, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 1,003,235

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               335,963
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  1,003,235

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               335,963

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,339,198

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           5.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------



                               Page 2 of 21 pages

-----------------------
  CUSIP No. 13123E500                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               335,963
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               335,963

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           335,963

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

          1.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------



                               Page 3 of 21 pages

-----------------------
  CUSIP No. 13123E500                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Fund 1999, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               167,204
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               167,204

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           167,204

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 4 of 21 pages

-----------------------
  CUSIP No. 13123E500                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street 1999, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               167,204
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               167,204

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           167,204

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 5 of 21 pages

-----------------------
  CUSIP No. 13123E500                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Fund 1998, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               128,439
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               128,439

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           128,439

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.5%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 6 of 21 pages

-----------------------
  CUSIP No. 13123E500                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Bridge Street Fund 1998, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               38,762
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               38,762

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           38,762

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 7 of 21 pages

-----------------------
  CUSIP No. 13123E500                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street 1998, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               167,201
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               167,201

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           167,201

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 8 of 21 pages

Item 1(a).         Name of Issuer:
                   Callidus Software Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   160 West Santa Clara Street, Suite 1500
                   San Jose, CA  95113

Item 2(a).         Name of Persons Filing:
                   The Goldman Sachs Group, Inc., Goldman, Sachs & Co., Stone Street Fund 1999, L.P., Stone Street 1999, L.L.C., Stone
                   Street Fund 1998, L.P., Bridge Street Fund 1998, L.P. and Stone Street 1998, L.L.C.

Item 2(b).         Address of Principal Business Office or, if none,  Residence:
                   85 Broad Street
                   New York, NY  10004

Item 2(c).         Citizenship:
                   The Goldman Sachs Group, Inc. - Delaware
                   Goldman, Sachs & Co. - New York
                   Stone Street Fund 1999, L.P. - Delaware
                   Stone Street 1999, L.L.C. - Delaware
                   Stone Street Fund 1998, L.P. - Delaware
                   Bridge Street Fund 1998, L.P. - Delaware
                   Stone Street 1998, L.L.C. - Delaware

Item 2(d).         Title of Class of Securities:
                   Common Stock, $0.01 par value

Item 2(e).         CUSIP Number:
                   13123E500

Item 3.            Not applicable.  This Schedule 13G was filed pursuant to Rule
                   13d-1(d).



                               Page 9 of 21 pages

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------
       * In accordance with the Securities and Exchange Commission (the "SEC") Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the investment banking division ("IBD") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any other operating unit of GSG. IBD disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which IBD or its employees have voting or investment discretion, or both and (ii) certain investment entities, of which IBD is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than IBD.



                               Page 10 of 21 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2004



THE GOLDMAN SACHS GROUP, INC.             GOLDMAN, SACHS & CO.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1999, L.P.              STONE STREET 1999, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1998, L.P.              BRIDGE STREET FUND 1998, L.P.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET 1998, L.L.C.

By:/s/ Roger S. Begelman
---------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact



                               Page 11 of 21 pages

                                INDEX TO EXHIBITS



Exhibit No.        Exhibit
-----------        -------

  99.1 Joint Filing Agreement, dated February 13, 2004, between The Goldman Sachs Group, Inc., Goldman Sachs & Co., Stone Street Fund 1999, L.P., Stone Street 1999, L.L.C., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P. and Stone Street 1998, L.L.C.

  99.2             Item 7 Information

  99.3 Power of Attorney, dated as of December 12, 2003, relating to The Goldman Sachs Group, Inc.

  99.4 Power of Attorney, dated as of November 19, 2003, relating to Goldman, Sachs & Co.

  99.5 Power of Attorney, dated as of January 28, 2004, relating to Stone Street Fund 1999, L.P.

  99.6 Power of Attorney, dated as of January 28, 2004, relating to Stone Street 1999, L.L.C.

  99.7 Power of Attorney, dated as of January 28, 2004, relating to Stone Street Fund 1998, L.P.

  99.8 Power of Attorney, dated as of January 28, 2004, relating to Bridge Street Fund 1998, L.P.

  99.9 Power of Attorney, dated as of January 28, 2004, relating to Stone Street 1998, L.L.C.



                               Page 12 of 21 pages

                                                                  Exhibit (99.1)



                             JOINT FILING AGREEMENT



     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.001 par value, of Callidus Software Inc., and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.


Date:  February 13, 2004



THE GOLDMAN SACHS GROUP, INC.             GOLDMAN, SACHS & CO.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1999, L.P.              STONE STREET 1999, L.L.C.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1998, L.P.              BRIDGE STREET FUND 1998, L.P.

By:/s/ Roger S. Begelman                  By:/s/ Roger S. Begelman
---------------------------------         ---------------------------------
Name:  Roger S. Begelman                  Name:  Roger S. Begelman
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET 1998, L.L.C.

By:/s/ Roger S. Begelman
---------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact



                               Page 13 of 21 pages

                                                                  Exhibit (99.2)



                               ITEM 7 INFORMATION



     The securities being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by Stone Street Fund 1999, L.P. ("Stone 1999"), Stone Street Fund 1998, L.P. ("Stone 1998") and Bridge Street Fund 1998, L.P. ("Bridge 1998"), each a Delaware limited partnership, or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. Goldman Sachs is the manager of the general partner of each of Stone 1999 and Stone 1998.



                               Page 14 of 21 pages

                                                                  Exhibit (99.3)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 12th, 2003.



THE GOLDMAN SACHS GROUP, INC.


By: s/ Gregory  K. Palm
----------------------------
Name:  Gregory K. Palm
Title: Executive Vice President and General Counsel



                               Page 15 of 21 pages

                                                                  Exhibit (99.4)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO.(the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 19th, 2003.



GOLDMAN, SACHS & CO.


By: s/ Gregory  K. Palm
----------------------------
Name:  Gregory K. Palm
Title: Managing Director



                               Page 16 of 21 pages

                                                                  Exhibit (99.5)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 1999, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 28, 2004.


STONE STREET FUND 1999, L.P.

By: Stone Street 1999, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 17 of 21 pages

                                                                  Exhibit (99.6)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET 1999, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 28, 2004.


STONE STREET 1999, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 18 of 21 pages

                                                                  Exhibit (99.7)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 1998, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 28, 2004.


STONE STREET FUND 1998, L.P.

By: Stone Street 1998, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 19 of 21 pages

                                                                  Exhibit (99.8)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET FUND 1998, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 28, 2004.


BRIDGE STREET FUND 1998, L.P.

By: Stone Street 1998, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 20 of 21 pages

                                                                  Exhibit (99.9)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET 1998, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 28, 2004.


STONE STREET 1998, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 21 of 21 pages